UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 _____________________
FORM 8-K
 _____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 14, 2016 (April 8, 2016)

Concert Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36310	20-4839882
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 Hayden Avenue, Suite 500 Lexington, Massachusetts	02421
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 860-0045

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2016, the Board of Directors (the “Board”) of Concert Pharmaceuticals, Inc. (the “Company”) elected Christine van Heek to serve as a Class III director until the Company’s 2017 Annual Meeting of Stockholders and thereafter until her successor is duly elected and qualified. Ms. van Heek will serve on the Audit Committee of the Board.

Ms. van Heek will receive compensation for her Board service as a non-employee director in accordance with the Company’s previously disclosed director compensation program, including a one-time nonqualified stock option that will be granted to Ms. van Heek under the Company’s 2014 Stock Incentive Plan to purchase 25,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), with an exercise price equal to the closing price of the Common Stock on the NASDAQ Global Market on the grant date. The option will vest in equal quarterly installments over a three-year period measured from the date of grant, subject to Ms. van Heek’s continued service as a director, and will become exercisable in full upon a change in control of the Company. The Company also entered into its standard form of indemnification agreement with Ms. van Heek.

Also on April 8, 2016, Helmut Schühsler, a member of the Board and the Audit Committee of the Board, informed the Company of his decision to resign from the Board, effective immediately. Dr. Schühsler’s decision to resign was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
The Exhibits to this Current Report on Form 8-K are listed in the Exhibit Index attached hereto.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCERT PHARMACEUTICALS, INC.

	By:	/s/ Roger D. Tung
Date: April 14, 2016		Roger D. Tung
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Concert Pharmaceuticals, Inc., dated April 14, 2016